    As filed with the Securities and Exchange Commission on March 14, 2003

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                              AMENDMENT NO. 2 TO
                                  SCHEDULE TO

           Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                    of the Securities Exchange Act of 1934

                               -----------------

                           P&O PRINCESS CRUISES PLC
                           (Name of Subject Company)

                             CARNIVAL CORPORATION
                            (Name of Filing Person)

                       Ordinary Shares of 50 Cents each
                          American Depositary Shares
                        (Title of Class of Securities)

                          G7214F106: Ordinary Shares
                     693070104: American Depositary Shares
                     (CUSIP Number of Class of Securities)

                              Arnaldo Perez, Esq.
             Senior Vice President, General Counsel and Secretary
                             Carnival Corporation
                            3655 N.W. 87/th/ Avenue
                           Miami, Florida 33178-2428
                                (305) 599-2600

                                with a copy to

                             Mark S. Bergman, Esq.
                 Paul, Weiss, Rifkind, Wharton & Garrison LLP
                         Alder Castle, 10 Noble Street
                                London EC2V 7JU
                             +44 (0) 20 7367 1600
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                  and Communications on Behalf of the Bidder)

[_]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:
  [X]third-party tender offer subject to Rule 14d-1.
  [_]issuer tender offer subject to Rule 13e-4.
  [_]going-private transaction subject to Rule 13e-3.
  [_]amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed on January 10, 2003, as first amended on February 25, 2003, by Carnival Corporation ("Carnival"), a Panamanian corporation (as amended, the "Schedule TO"). The Schedule TO relates to the offer by Carnival to exchange
0.3004 shares of Carnival common stock for each ordinary share of P&O Princess Cruises plc ("P&O Princess") tendered and 1.2016 shares of Carnival common stock for each P&O Princess ADS tendered, up to, in aggregate, 20% of the outstanding shares of P&O Princess upon the terms and subject to the conditions set forth in the Partial Share Offer document, dated March 17, 2003 (the "Partial Share Offer document"), a copy of which is attached hereto as Exhibit
(a)(1)(A), and in the related Letter of Transmittal, a copy of which is attached hereto as Exhibit (a)(1)(B) (which, together with the Partial Share Offer document, as amended or supplemented from time to time, constitute the "Partial Share Offer").

ITEMS 1-11.

The information in the Partial Share Offer, including all schedules and annexes thereto, is incorporated herein by reference in response to each of the Items 1 through 11 of this Schedule TO, and is supplemented by the information specifically provided herein.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

The (i) current principal occupation or employment and the name, principal business and address of any corporation or other organization in which the employment or occupation is conducted and (ii) material occupations, positions, offices or employment during the last five years giving the starting and ending dates of each and the name, principal business and address of any corporation or other organization in which the occupation, position, office or employment was carried on for each executive officer and director of Carnival as set forth in Schedule 1 filed on January 10, 2003 are incorporated herein by reference.

Except as otherwise set forth in the Partial Share Offer, during the last five years, none of Carnival, or to the best knowledge of Carnival, none of the executive officers, directors, or controlling persons of Carnival (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

ITEM 12.  EXHIBITS.

 EXHIBIT
 NUMBER   DESCRIPTION
 -------  ------------------------------------------------------------------------------------------

(a)(1)(A) Form of Partial Share Offer document, dated March 17, 2003 (incorporated by reference from Carnival's and P&O Princess' Amendment No. 2 to the Registration Statement on
            Form S-4/F-4 (Reg. No. 333-102443) filed with the SEC on March 14, 2003 (the "Form
            S-4/F-4")).

(a)(1)(B) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 of the Form
            S-4/F-4).

(a)(1)(D) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other
            Nominees (incorporated by reference to Exhibit 99.2 of the Form S-4/F-4).

(a)(1)(E) Form of Letter to Clients (incorporated by reference to Exhibit 99.3 of the Form S-4/F-4).

(a)(1)(F) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form
            W-9 (incorporated by reference to Exhibit 99.4 of the Form S-4/F-4).


(a)(1)(G) Summary Advertisement (incorporated by reference to Exhibit 99.6 of the Form S-4/F-4).

(b)       Not applicable.

(c)       Opinion of Tapia Linares Y Alfaro (incorporated by reference to Exhibit 5.1 of the Form
            S-4/F-4).

(d)       Offer and Implementation Agreement, dated 8 January 2003, between Carnival
            Corporation and P&O Princess Cruises plc (incorporated by reference to Exhibit 2.1 of the Form S-4/F-4).

(e)       None.

(f)       Not applicable.

(g)       Not applicable.

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

                                   SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 11, 2003

                                              CARNIVAL CORPORATION

                                              By:  /s/  Arnaldo Perez
                                                  -----------------------------
                                                  Name: Arnaldo Perez
                                                  Title:  Senior Vice
                                                       President, General
                                                       Counsel and Secretary

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER   DESCRIPTION
 -------  ------------------------------------------------------------------------------------------

(a)(1)(A) Form of Partial Share Offer document, dated March 17, 2003 (incorporated by reference from Carnival's and P&O Princess' Amendment No. 2 to the Registration Statement on
            Form S-4/F-4 (Reg. No. 333-102443) filed with the SEC on March 14, 2003 (the "Form
            S-4/F-4")).

(a)(1)(B) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 of the Form
            S-4/F-4).

(a)(1)(D) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other
            Nominees (incorporated by reference to Exhibit 99.2 of the Form S-4/F-4).

(a)(1)(E) Form of Letter to Clients (incorporated by reference to Exhibit 99.3 of the Form S-4/F-4).

(a)(1)(F) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form
            W-9 (incorporated by reference to Exhibit 99.4 of the Form S-4/F-4).

(a)(1)(G) Summary Advertisement (incorporated by reference to Exhibit 99.6 of the Form S-4/F-4).

(c)       Opinion of Tapia Linares Y Alfaro (incorporated by reference to Exhibit 5.1 of the Form
            S-4/F-4).

(d)       Offer and Implementation Agreement, dated 8 January 2003, between Carnival
            Corporation and P&O Princess Cruises plc (incorporated by reference to Exhibit 2.1 of the Form S-4/F-4).